Exhibit 99.1

GrafTech Announces the Launch of a Secondary Offering and Concurrent Share Buyback

BROOKLYN HEIGHTS, Ohio — August 6, 2018 — GrafTech International Ltd. (NYSE: EAF) (the “Company”) today announced the launch of a secondary offering of 20,000,000 shares of its common stock. The shares are being offered by the majority stockholder, an affiliate of Brookfield Business Partners LP, a publicly listed business services and industrials company of Brookfield Asset Management Inc. The selling stockholder expects to grant the underwriters a 30 day option to purchase up to an additional 3,000,000 shares.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint lead book running managers and as representatives of the underwriters for the offering; Citigroup Global Markets Inc., RBC Capital Markets, LLC, HSBC Securities (USA) Inc. and BMO Capital Markets Corp. are also acting as joint book running managers for the offering.

The proposed offering of the securities will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, Attention: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

In addition, the Company announced that it intends to enter into a share repurchase agreement with the selling stockholder pursuant to which it intends to repurchase up to $225 million of shares from Brookfield. The price per share to be paid by the Company will be equal to the price paid by the underwriters in the offering, net of underwriting commissions and discounts. The Company expects to fund the share repurchase from cash on hand. The share repurchase is expected to be consummated concurrently with the offering. Although the share repurchase will be conditioned upon, among other things, the closing of the offering, the closing of the offering will not be conditioned upon the closing of the share repurchase.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (or EAF) steel and other ferrous and non-ferrous metals.

Contact:

Meredith Bandy

Vice President, Investor Relations and Corporate Communications

(216) 676-2000

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release regarding the Company that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.